American Mold Guard Targets Infectious Disease for Its Antimicrobial Treatment Application Through the Creation of AMG Scientific, LLC

San Juan Capistrano, CA. -- (PRIMEZONE) -- October 16, 2006 American Mold Guard Inc. (NASDAQ: AMGI) announced today, that it has created a new wholly owned subsidiary named "AMG Scientific, LLC" to focus on the development of a new market application for its antimicrobial surface treatment technology. AMG Scientific's principal plan of operation is to assist large organizations, institutions, and government facility managers in combating the growing problem of interior surface transmitted infectious disease.

"According to the Centers for Disease Control (CDC) more than 2 million people suffered from a hospital acquired infection (HAI) in 2005 that resulted in approximately 90,000 deaths last year" said Tom Blakeley, Chief Executive Officer of American Mold Guard.

"The CDC also claims that HAIs are the fourth largest killer in America and estimates that HAI costs in the United States exceed 6.5 billion annually. On a larger scale, we estimate that HAI costs around the world could top 100 billion dollars annually" continued Mr. Blakeley.

In connection with the formation of AMG Scientific, American Mold Guard has assigned Dr. Atif Malik, American Mold Guard's Chief Science Officer, to now become the Chief Science Officer of AMG Scientific. Dr. Malik will be located in Washington DC.

American Mold Guard views the HAI opportunity as an additional antimicrobial treatment application to its already growing mold prevention business. "Similar to treating and protecting a wood frame of a newly built home, we plan to treat and protect the interior surfaces of hospitals, clinics, prisons, military installations and other infectious disease prone environments," said Mr. Blakeley.

American Mold Guard plans on using much of its current field infrastructure to expand its service offerings into the HAI area. The company also plans on performing the administrative duties associated with AMG Scientific from its current headquarters in San Juan Capistrano, CA.

About American Mold Guard

American Mold Guard, Inc. (Nasdaq:AMGI), founded in 2002, is the industry leader in the field of mold prevention services. Its services are primarily focused on the residential real estate construction industry in California, Texas, Louisiana, Mississippi and Florida; with active expansion throughout the United States. Its customers include many of the largest national and regional home builders. Visit: www.americanmoldguard.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company's financial position, results of operations, market position, product and service development and market strategy. These statements may be identified by the fact that they use words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," "will likely result," "will continue," "may," "could" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, competitive product and service development, future broad market acceptance of mold prevention and hospital acquired infection services, difficulties in raising additional capital in the future, difficulties and delays in establishing the "Mold Guard" brand, the impact of the absence of significant proprietary technology underlying our services, a continued and long-term dependence on a limited number of customers, changes to the inventory levels of the company's raw materials suppliers, the impact of a continued absence of exclusive or long-term commitments from the company's customers, changes in the anticipated size or trends of the markets in which the company competes, judicial decisions and governmental laws and regulations, and changes in general economic conditions in the markets in which the company may compete. For further details and a discussion of these and other risks and uncertainties, see the company's periodic reports including current reports on Form 8-K, quarterly reports on Form 10-Q and the annual report on Form 10-K, furnished to and filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

For Further Information:

RedChip Companies, Inc.

Sanford Diday

1-800-733-2447

sanford@redchip.com

Anne Steinberg or James Briggs

Kitchen Public Relations

212-687-8999

anne@kitchenpr.com or jbriggs@kitchenpr.com

At the Company:

Paul Bowman
Chief Financial Officer
(949) 240-5144
pbowman@americanmoldguard.com